Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of July 10, 2026 (the “Execution Date”) by and between:

A.	ASE Test, Inc., a company limited by shares incorporated under the laws of the Republic of China, with an address of 10 West 5th Street, Nanzi District, Kaohsiung City 811627, Taiwan (“Lender”);

B.	Ainos, Inc., a Texas corporation, with an address of 3050 Post Oak Blvd, Suite 510-T80, Houston, TX 77056 (“Borrower”); and

Lender and Borrower are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Section 1 Loan

1.1	Principal Amount

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower a loan in the principal amount of NT$62,000,000 (the “Loan”).

1.2	Drawdown

The Loan shall be advanced to the Borrower on a business day designated by the Borrower with at least two (2) business days’ prior notice to Lender (the “Drawdown Date”).

1.3	Disbursement; Borrower’s Account

On the Drawdown Date, the Lender shall disburse the Loan in immediately available funds by wire transfer to the following bank account designated by the Borrower (the “Borrower’s Account”):

Bank name:

Branch:

Account name:

Account number:

The Borrower may change the Borrower’s Account by providing written notice to the Lender prior to the applicable Drawdown Date.

Section 2 Interest

2.1	Rate

The Loan shall bear interest at a rate of 2.5% per annum, accruing daily based on a 365-day year.

2.2	Payment Date

Interest shall be payable in full on the Repayment Date (defined below).

2.3	Default Interest

If the Borrower fails to pay any amount due under this Agreement when due, interest shall accrue on the overdue amount (before and after judgment) at the rate set forth in Section 2.1 plus five percent (5.0%) per annum from the due date until paid in full.

Section 3 Repayment

3.1	Maturity

The Loan shall be repaid in full on the date falling exactly one (1) year after the Drawdown Date (the “Repayment Date”).

3.2	Amount Due

On the Repayment Date, the Borrower shall pay to the Lender:

(a)	the full outstanding principal amount of the Loan; and

(b)	all accrued but unpaid interest.

Section 4 Representations and Warranties

Each Party represents and warrants that:

(a)	it is duly organized and validly existing under the laws of its jurisdiction;

(b)	it has the requisite power and authority to enter into and perform this Agreement; and

(c)	this Agreement constitutes its valid and binding obligation.

Section 5 Undertakings

5.1	Pari passu undertaking

The Borrower shall ensure that, unless otherwise agreed to in writing by the Lender, at all times any unsecured and unsubordinated claims of the Lender against the Borrower under this letter rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

5.2	Promissory Note

The Borrower shall execute and deliver to the Lender the Promissory Note in the form set out in Exhibit A.

Section 6 Events of Default

Each of the following shall constitute an Event of Default under this Agreement:

6.1	Payment Default

The Borrower fails to pay any principal, interest, or other amount due under this Agreement when due, and such failure continues for five (5) business days after the due date (the “Grace Period”).

6.2	Insolvency and Similar Proceedings

The Borrower becomes insolvent, admits in writing its inability to pay its debts as they fall due, makes an assignment for the benefit of creditors, or becomes the subject of any bankruptcy, reorganization, liquidation, or similar proceeding (whether voluntary or involuntary) that is not dismissed or stayed within thirty (30) days.

6.3	Misrepresentation

Any representation or warranty made or deemed made by the Borrower under this Agreement proves to have been materially untrue, incorrect, or misleading when made; provided that, if such misrepresentation is capable of remedy, no Event of Default shall occur unless the Borrower fails to cure the misrepresentation within the ten (10) days after notice from the Lender.

6.4	Consequences of Event of Default

Upon the occurrence of any Event of Default and expiration of any applicable grace or cure period, the Lender may, by written notice to the Borrower, declare all outstanding principal, accrued interest, and any other amounts payable under this Agreement to be immediately due and payable, whereupon such amounts shall become immediately due and payable without further action.

Section 7 Miscellaneous

7.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Republic of China.

7.2	Amendments

No amendment shall be effective unless in writing and signed by both Parties.

7.3	Costs and Expenses.

The Borrower shall, upon demand, reimburse the Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the negotiation, execution, administration, amendment, enforcement or preservation of the Lender’s rights under this Agreement, including collection of the Loan.

7.4	No Setoff; Payments Free and Clear

All payments by the Borrower under this Agreement shall be made in full, in immediately available funds, without setoff, counterclaim, deduction or withholding (save as required by law). If any withholding is required by law, the Borrower shall increase the payment to ensure that the Lender receives the full amount it would have received absent such withholding, unless prohibited by applicable law.

7.5	No Waiver; Cumulative Remedies; Time of Essence

No failure or delay by the Lender in exercising any right or remedy shall operate as a waiver. All rights and remedies of the Lender are cumulative and not exclusive. Time is of the essence with respect to all obligations of the Borrower under this Agreement.

7.6	Counterparts

This Agreement may be executed in counterparts.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Lender:
ASE Test, Inc.

By:	/s/ Chien Shen Jason Chang
Name:	Chien Shen Jason Chang
Title:	Chairman

Borrower:
Ainos, Inc.

By:	/s/ Chun-Hsien Tsai
Name:	Chun-Hsien Tsai
Title:	Chairman, President, and CEO